Exhibit 10.7

November 3, 2008

VeraSun Energy Corporation

Each of the VSE Guarantors signatory hereto

100 22nd Avenue

Brookings, South Dakota 57006

Re: VeraSun Energy Corporation — DIP Facility Commitment Letter

Ladies and Gentlemen:

Each of the undersigned and/or its affiliates, designees or funds managed by it (collectively, “we”, “us” or the “VSE DIP Lenders”) is pleased to offer a financing commitment in connection with a possible debtor-in-possession financing (the “VSE DIP Financing”) of VeraSun Energy Corporation (the “VSE Borrower”).

For the purposes described in the attached VSE DIP Term Sheet (defined below), during the pendency of the cases (the “Cases”) under chapter 11 of Title 11 of the United States Code of the VSE Borrower filed with the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”), we are pleased to provide our commitment for a super-priority secured debtor-in-possession credit facility (the “VSE DIP Facility”) to the VSE Borrower as debtor and debtor-in-possession in the Cases in an aggregate amount of not less than $160,650,000 and not more than $190,000,000, on the terms and conditions set forth in the Definitive Summary of Indicative Terms and Conditions attached hereto as Exhibit A (the “VSE DIP Term Sheet”). Capitalized terms used herein and not otherwise defined shall have the same meanings in this Commitment Letter as given to them by the VSE DIP Term Sheet.

Each VSE DIP Lender, severally and not jointly with any other VSE DIP Lender, is pleased to inform you of its respective commitment to provide the VSE DIP Loans in the aggregate principal amount set forth opposite its name on Exhibit A to the VSE DIP Term Sheet. As consideration for the commitments and agreements of the VSE DIP Lenders hereunder you agree to pay the nonrefundable fees set forth in the VSE DIP Term Sheet, as and when indicated therein.

The several financing commitment for the VSE DIP Facility of each VSE DIP Lender is made in reliance on, and is subject to, the following conditions precedent: (a) material compliance by the VSE Borrower and the VSE Guarantors (as defined in the VSE DIP Term Sheet, the “VSE Obligors”) with the terms of this Commitment Letter, (b) the entry by the Bankruptcy Court of the Interim Order no later than two (2) business days after the Petition Date, in form and substance satisfactory to the VSE DIP Lenders and our counsel, (c) such VSE DIP Lender not having discovered or otherwise become aware of any information that is inconsistent in a material and adverse manner with its current understanding, based on the information provided to it by the VSE Borrower, the VSE Guarantors or their advisors or representatives prior to the date hereof, of the business, assets, liabilities, prospects, operations, financial condition, or operating results of the VSE Borrower and the VSE Guarantors, taken as a whole and (d) such VSE DIP Lender’s determination (in its reasonable judgment) that there has not occurred since the date hereof any change, event, circumstance or development that, individually or in the aggregate, has had

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or would reasonably be expected to have a material adverse effect on the business, assets, liabilities, prospects, operations, financial condition, or operating results, of the VSE Borrower and the VSE Guarantors, taken as a whole (other than events occurring prior to the date of this Commitment Letter that have been disclosed in writing prior to the date of this Commitment Letter to such VSE DIP Lender and events that customarily occur as a result of events leading up to and following the filing of the Cases.

By executing this Commitment Letter, you agree to reimburse the VSE DIP Lenders and the VSE DIP Administrative Agent from time to time on demand for all reasonable out-of pocket fees and expenses (including, but not limited to, the reasonable fees, disbursements and other charges of Cadwalader, Wickersham & Taft LLP, as counsel to the VSE DIP Lenders and the VSE DIP Administrative Agent, and of special and local counsel to the VSE DIP Lenders) incurred in connection with the VSE DIP Facility, the preparation of the definitive documentation therefor and the other transactions contemplated hereby.

You further agree to indemnify and hold harmless the VSE DIP Administrative Agent, each VSE DIP Lender and each of their affiliates and each director, officer, employee, agent and representative thereof (each, an “indemnified person”) against, and to reimburse each indemnified person, upon its demand, for, any and all losses, claims, damages, liabilities and other expenses (collectively, “Losses”) that may be incurred by or asserted or awarded against such indemnified person, in each case insofar as such Losses arise out of or in any way relate to or result from any aspect of the VSE DIP Financing or any similar transaction and any of the other transactions contemplated thereby, or any use made or proposed to be made with the proceeds thereof, including, without limitation, Losses consisting of legal or other expenses incurred in connection with investigating, defending or participating in any investigation, litigation or proceeding relating to any of the foregoing; provided that, the foregoing indemnity will not apply to any Losses to the extent they are determined in a final nonappealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such indemnified person. In the case of an investigation, litigation or proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the VSE Borrower or your subsidiaries, your equityholders or creditors or an indemnified person, whether or not an indemnified person is otherwise a party thereto and whether or not any aspect of the VSE DIP Financing is consummated. In addition, should any indemnified person be involved (whether as party, witness or otherwise) in any investigation, litigation or proceeding in connection with the transactions contemplated hereby, you agree to compensate such indemnified party in an amount equal to its customary and reasonable per diem charges for each day that such indemnified party is involved in preparation, discovery proceedings or testimony pertaining to any such investigation, litigation or proceedings. You also agree that no indemnified person shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the VSE Borrower or your subsidiaries or affiliates or to your equityholders or creditors arising out of, related to or in connection with any aspect of the VSA DIP Financing, except for direct, as opposed to consequential, damages determined in a final nonappealable judgment by a court of competent jurisdiction to have resulted from such indemnified person’s gross negligence or willful misconduct. No indemnified person shall be liable for any damages arising from the use by unauthorized persons of Information or other materials sent through electronic, telecommunications or other information transmission systems that are intercepted by such persons or for any special, indirect, consequential or punitive damages in connection with the VSE DIP Facility.

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You agree that, without our prior written consent, you will not settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification has been or could be sought under the indemnification provisions hereof (whether or not any other indemnified person is an actual or potential party to such claim, action or proceeding), unless such settlement, compromise or consent (i) includes an unconditional written release in form and substance satisfactory to the indemnified person of each indemnified person from all liability arising out of such claim, action or proceeding and (ii) does not include any statement as to or an admission of fault, culpability or failure to act by or on behalf of any indemnified person.

Please note that this Commitment Letter (including the VSE DIP Term Sheet attached hereto) and any written or oral advice provided by any VSE DIP Lender or the VSE DIP Administrative Agent in connection with this arrangement are exclusively for the information of the VSE Borrower and may not be disclosed to any third party or circulated or referred to publicly without our prior written consent except, after providing written notice to the VSE DIP Lenders, pursuant to a subpoena or order issued by a court of competent jurisdiction or by a judicial, administrative or legislative body or committee; provided that, we hereby consent to your disclosure of: (i) this Commitment Letter and such advice to the VSE Borrower’s respective officers, directors, agents and advisors who are directly involved in the consideration of the VSE DIP Facility and who have been informed by you of the confidential nature of such advice and the Commitment Letter and who have agreed to treat such information confidentially; (ii) this Commitment Letter to the United States Trustee and the creditors committee as required by the Bankruptcy Court; and (iii) this Commitment Letter as required by applicable law or compulsory legal process (in which case you agree to inform us promptly thereof). The provisions of this paragraph shall survive any termination or completion of the arrangement provided by this Commitment Letter.

The expense, indemnification and confidentiality provisions set forth in the immediately preceding four paragraphs shall remain in full force and effect regardless of whether any definitive documentation for the VSE DIP Facility shall be executed and delivered and notwithstanding the termination of this Commitment Letter or any commitment or undertaking of the VSE DIP Lenders hereunder. Except for such expense, indemnification and confidentiality provisions, the VSE DIP Loan Documentation shall supersede the terms of this Commitment Letter and the VSE DIP Term Sheet.

Each VSE DIP Lender and the VSE DIP Administrative Agent reserves the right to employ the services of its affiliates in providing services contemplated by this Commitment Letter and to allocate, in whole or in part, to such affiliates certain fees payable to such VSE DIP Lender in such manner as such VSE DIP Lender and such affiliates may agree in their sole discretion. In connection with the services and transactions contemplated hereby, you agree that the VSE DIP Lenders are permitted to access, use and share with any of their bank or non-bank affiliates, agents, advisors (legal or otherwise) or representatives, any information concerning the VSE Borrower or any of its affiliates that is or may come into the possession of any VSE DIP Lender or any of such affiliates. The VSE DIP Lenders and their affiliates will treat confidential information relating to the VSE Borrower and its affiliates with the same degree of care as they treat their own confidential information.

You agree that each VSE DIP Lender and the VSE DIP Administrative Agent will act under this Commitment Letter as an independent contractor and that nothing in this Commitment Letter or the VSE DIP Term Sheet or otherwise will be deemed to create an advisory, fiduciary or agency

VeraSun Energy Corporation	-4-	November 3, 2008

relationship or fiduciary or other implied duty between any VSE DIP Lender or the VSE DIP Administrative Agent, on the one hand, and the VSE Borrower, its stockholders or its affiliates, on the other. You acknowledge and agree that:

(i) the transactions contemplated by this Commitment Letter and the VSE DIP Term Sheet are arm’s-length commercial transactions between the VSE DIP Lenders and the VSE DIP Administrative Agent, on the one hand, and the VSE Borrower and the VSE Guarantors, on the other;

(ii) in connection therewith and with the process leading to such transaction, each VSE DIP Lender and the VSE DIP Administrative Agent is acting solely as a principal and not the agent or fiduciary of the VSE Borrower or the VSE Guarantors, their respective management, stockholders, creditors or any other person;

(iii) None of the VSE DIP Lenders or the VSE DIP Administrative Agent has assumed an advisory or fiduciary responsibility in favor of the VSE Borrower or the VSE Guarantors with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether any VSE DIP Lender, the VSE DIP Administrative Agent or any of their respective affiliates have advised or is currently advising the VSE Borrower or the VSE Guarantors on other matters) or any other obligation to the VSE Borrower or the VSE Guarantors except the obligations expressly set forth in this Commitment Letter and the VSE DIP Term Sheet; and

(iv) the VSE Obligors have consulted their own legal, accounting, regulatory, tax and financial advisors to the extent it deemed appropriate.

The VSE Borrower further acknowledges and agrees that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. The VSE Borrower agrees that it will not claim that the VSE DIP Administrative Agent or any VSE DIP Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the VSE Borrower, in connection with such transaction or the process leading thereto. In addition, each of the VSE DIP Lenders and the VSE DIP Administrative Agent may employ the services of its affiliates in providing certain services hereunder and may exchange with such affiliates information concerning the VSE Borrower, the VSE Guarantors and other companies that may be the subject of this arrangement, and such affiliates shall be entitled to the benefits afforded to the VSE DIP Lenders and the VSE DIP Administrative Agent hereunder.

In addition, please note that the VSE DIP Administrative Agent, the VSE DIP Lenders and their respective affiliates do not provide accounting, tax or legal advice. Notwithstanding anything herein to the contrary, the VSE Borrower (and each employee, representative or other agent of the VSE Borrower) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the offering and all materials of any kind (including opinions or other tax analyses) that are provided to the VSE Borrower relating to such tax treatment and tax structure. However, any information relating to the tax treatment or tax structure shall remain subject to the confidentiality provisions hereof (and the foregoing sentence shall not apply) to the extent reasonably necessary to enable the parties hereto, their respective affiliates, and their and their respective affiliates’ directors and employees to

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comply with applicable securities laws. For this purpose, “tax treatment” means U.S. federal or state income tax treatment, and “tax structure” is limited to any facts relevant to the U.S. federal income tax treatment of the transactions contemplated by this Commitment Letter but does not include information relating to the identity of the parties hereto or any of their respective affiliates.

This Commitment Letter is not assignable by you without our prior written consent and is intended to be solely for the benefit of the parties hereto and the indemnified persons and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto. This Commitment Letter may not be amended or any term or provision hereof or thereof waived or modified except by an instrument in writing signed by each of the parties hereto, and any term or provision hereof may be amended or waived only by a written agreement executed and delivered by all parties hereto. Any attempted assignment without such consent shall be null and void.

Pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Patriot Act”), the VSE DIP Administrative Agent and the VSE DIP Lenders may be required to obtain, verify and record information that identifies the VSE Borrower and the VSE Guarantors, which information includes the name, address and tax identification number and other information regarding them that will allow the VSE DIP Administrative Agent and such VSE DIP Lenders to identify them in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and is effective as to the VSE DIP Administrative Agent and the VSE DIP Lenders.

This Commitment Letter may be executed in counterparts which, taken together, shall constitute an original. Delivery of an executed counterpart of this Commitment Letter by telecopier shall be effective as delivery of a manually executed counterpart thereof.

The initial funding of proceeds of the VSE DIP Loans shall be made available upon entry of the Interim Order, and the VSE Borrower acknowledges and agrees that the initial account designated for such proceeds has, and shall have, no funds other than such proceeds from the VSE DIP Lenders. The wire instructions for such account are as follows:

Bank Name: First Bank and Trust

ABA: 091408446

Beneficiary: VeraSun Energy Corporation

Account Number: 1081888

The VSE Borrower further acknowledges and agrees that, upon creation of a controlled account by the VSE DIP Administrative Agent, such funds shall be transferred thereto and all further fundings shall be made to such controlled account, in accordance with the VSE DIP Loan Documentation.

This Commitment Letter shall be governed by, and construed in accordance with, the laws of the State of New York. Each of you, the VSE DIP Administrative Agent and the VSE DIP Lenders hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Commitment Letter (including, without limitation, the VSE DIP Term Sheet), the VSE DIP Financing and the other transactions contemplated hereby and thereby or the actions of the VSE DIP Administrative Agent and

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the VSE DIP Lenders in the negotiation, performance or enforcement hereof. The VSE Borrower and each VSE Guarantor agrees that any suit or proceeding arising in respect to this Commitment Letter or our commitment will be tried exclusively in the Bankruptcy Court or, if that court does not have subject matter jurisdiction, in the U.S. District Court for the Southern District of New York or any state court located in the City of New York, and the VSE Borrower and each VSE Guarantor agrees to submit to the exclusive jurisdiction of, and to venue in, such court. The commitments and undertakings of the VSE DIP Lenders may be terminated by us if you fail to perform your obligations under this Commitment Letter on a timely basis.

This Commitment Letter, together with the VSE DIP Term Sheet, embodies the entire agreement and understanding among the VSE DIP Lenders, the VSE Borrower and your affiliates with respect to the VSA DIP Facility and supersedes all prior agreements and understandings relating to the specific matters hereof. However, please note that the terms and conditions of the commitment and undertaking of each VSE DIP Lender hereunder are not limited to those set forth herein or in the VSE DIP Term Sheet. Those matters that are not covered or made clear herein or in the VSE DIP Term Sheet are subject to mutual agreement of the parties. No party has been authorized by the VSE DIP Lenders to make any oral or written statements that are inconsistent with this Commitment Letter.

Please confirm that the foregoing is in accordance with your understanding by signing and returning to us an executed duplicate of this letter. Upon your acceptance hereof, this letter will constitute a binding agreement between us.

We look forward to working with you on this transaction.

Very truly yours,

TRILOGY PORTFOLIO COMPANY, LLC

By:	Trilogy Capital, LLC
as Investment Manager

By	/s/ Paul S. Greenberg
Name:	Paul S. Greenberg
Title:	Principal

TRILOGY SPECIAL SITUATIONS MASTER FUND, LTD.

By:	Trilogy Capital, LLC
as Investment Manager

By	/s/ Paul S. Greenberg
Name:	Paul S. Greenberg
Title:	Principal

MARINER LDC

By:	Mariner Investment Group, LLC
as Investment Manager

By	/s/ John Kelty
Name:	John Kelty
Title:	Authorized Signatory

[Signature Page to Commitment Letter]

AIG GLOBAL INVESTMENT CORP., on behalf of various of its investment advisory and sub-advisory clients

By	/s/ Tim Lindvall
Name:	Tim Lindvall
Title:	Vice President

AIG SUNAMERICA ASSET MANAGEMENT CORP., as Investment Advisor

By	/s/ Tim Lindvall
Name:	Tim Lindvall
Title:	Portfolio Manager

[Signature Page to Commitment Letter]

WAYZATA OPPORTUNITIES FUND II, L.P.
	By:	WOF II GP, L.P., its General Partner
		By:	WOF II GP LLC, its General Partner

By	/s/ Patrick J. Halloran
Name:	Patrick J. Halloran
Title:	Authorized Signatory

WAYZATA OPPORTUNITIES FUND OFFSHORE II, L.P.
	By:	WOF Offshore II GP, LLC, its General Partner
		By:	Wayzata Investment Partners, LLC, its Manager

By	/s/ Patrick J. Halloran
Name:	Patrick J. Halloran
Title:	Authorized Signatory

[Signature Page to Commitment Letter]

ACCEPTED AND AGREED TO

AS OF NOVEMBER 3, 2008

VERASUN ENERGY CORPORATION, as VSE Borrower

By	/s/ Danny C. Herron
Name:	Danny C. Herron
Title:	Chief Financial Officer

VERASUN GRANITE CITY, LLC, as VSE Guarantor

By	/s/ Danny C. Herron
Name:	Danny C. Herron
Title:	Chief Financial Officer

VERASUN REYNOLDS, LLC, as VSE Guarantor

By	/s/ Danny C. Herron
Name:	Danny C. Herron
Title:	Chief Financial Officer

VERASUN BIODIESEL, LLC, as VSE Guarantor

By	/s/ Danny C. Herron
Name:	Danny C. Herron
Title:	Chief Financial Officer

VERASUN LITCHFIELD, LLC, as VSE Guarantor

By	/s/ Danny C. Herron
Name:	Danny C. Herron
Title:	Chief Financial Officer

[Signature Page to Commitment Letter]

VERASUN TILTON, as VSE Guarantor

By	/s/ Danny C. Herron
Name:	Danny C. Herron
Title:	Chief Financial Officer

VERASUN AURORA CORPORATION, as VSE Guarantor

By	/s/ Danny C. Herron
Name:	Danny C. Herron
Title:	Chief Financial Officer

VERASUN CHARLES CITY, LLC, as VSE Guarantor

By	/s/ Danny C. Herron
Name:	Danny C. Herron
Title:	Chief Financial Officer

VERASUN MARKETING, LLC, as VSE Guarantor

By	/s/ Danny C. Herron
Name:	Danny C. Herron
Title:	Chief Financial Officer

VERASUN WELCOME, LLC, as VSE Guarantor

By	/s/ Danny C. Herron
Name:	Danny C. Herron
Title:	Chief Financial Officer

VERASUN FORT DODGE, LLC, as VSE Guarantor

By	/s/ Danny C. Herron
Name:	Danny C. Herron
Title:	Chief Financial Officer

[Signature Page to Commitment Letter]

VERASUN HARTLEY, LLC, as VSE Guarantor

By	/s/ Danny C. Herron
Name:	Danny C. Herron
Title:	Chief Financial Officer

[Signature Page to Commitment Letter]

EXHIBIT A

VSA DIP Facility – Definitive Summary of Terms and Conditions

[See attached]

[Exhibit A to Commitment Letter]

VERASUN ENERGY CORPORATION

PRIMING SUPERPRIORITY DIP FACILITY

Definitive Summary of Indicative Terms and Conditions

November 3, 2008

Reference is made to (a) the 2012 Senior Secured Notes Indenture, dated as of December 21, 2005 (as amended, supplemented or otherwise modified prior to the date hereof, the “2012 Senior Secured Notes Indenture”), relating to the 9-7/8% Senior Secured Notes due 2012 (the “2012 Senior Secured Notes”), among VeraSun Energy Corporation (in such capacity, the “2012 Senior Secured Notes Issuer”), each of the Subsidiary Guarantors named therein and Wells Fargo Bank, N.A. (in such capacity, the “2012 Senior Secured Notes Trustee”), and (b) the Prepetition Credit Agreement, dated as of May 30, 2008 (as amended, supplemented or otherwise modified prior to the date hereof, the “Prepetition Credit Agreement”), among VeraSun Energy Corporation (in such capacity, the “Prepetition Borrower Representative”), the other Borrowers party thereto (together with the Prepetition Borrower Representative, the “Prepetition Borrowers”), the lenders party thereto (the “Prepetition Credit Agreement Lenders”), UBS Securities LLC, as lead arranger, documentation agent and syndication agent, UBS Loan Finance LLC, as swingline lender, and UBS AG, Stamford Branch, as issuing bank, administrative agent and co-collateral agent (the “Prepetition Collateral Agent”). Unless otherwise defined herein, terms defined in the 2012 Senior Secured Notes Indenture are used herein with such defined meanings.

BORROWER:	VeraSun Energy Corporation (the “VSE Borrower”), a debtor-in-possession in the cases (the “Cases”) pending with respect to the VSE Borrower and its subsidiaries under chapter 11 of Title 11 of the United States Code (as amended, the “Bankruptcy Code”) filed with the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”).

GUARANTORS:	Each of the subsidiaries of the VSE Borrower identified as such on Exhibit A hereto (the “VSE Guarantors” and, collectively with the VSE Borrower, the “VSE Obligors”).

DIP LENDERS:	Each of the entities identified as such, and having the commitments set forth, on Exhibit A hereto, as such schedule may be amended prior to the entry of the Final Order referred to below (collectively, the “VSE DIP Lenders”).

DIP ADMINISTRATIVE AGENT:	To be determined (the “VSE DIP Administrative Agent”).

DIP FACILITIES:	Debtor-in-possession triple-draw term loans in an aggregate principal amount, after giving effect to the Roll Up (as defined below), of not less than $160,650,000 and not more than $190,000,000 (the “VSE DIP Loans”).

CLOSING DATE:	November 3, 2008, upon the entry of the Interim Order (as defined below) (such date, the “Closing Date”), or on such later date as the Interim Order shall be entered but in no event later than 3 business days after the date of the commencement of the Cases (the “Petition Date”).

DOCUMENTATION:	Definitive financing documentation with respect to the VSE DIP Loans satisfactory in form and substance to the VSE DIP Administrative Agent and the VSE DIP Lenders and approved by the Bankruptcy Court (the “VSE DIP Loan Documentation”). Such VSE DIP Loan Documentation shall be executed and delivered by the parties thereto on or prior to November 17, 2008 (the date on which such events occur, the “Definitive Documentation Date”), and shall be approved by the Bankruptcy Court upon entry of the Final Order; provided that, in the event no such VSE DIP Loan Documentation is executed and delivered by the VSE Obligors on or prior to November 17, 2008, the VSE Obligors shall be considered in default and the VSE DIP Loans become immediately due and payable.

USE OF PROCEEDS:	VSE DIP Loans will be used for (a) (i) working capital and general corporate purposes of the VSE Obligors (specifically excluding expenses of any other subsidiaries of the VSE Borrower that are not VSE Obligors, except for such corporate overhead charges that are allocated to the VSE Obligors based on the Capacity (as defined below) of each Division (as defined below) and (ii) bankruptcy-related costs and expenses (subject to the Carve-Out (as defined below) limitations and limited to the VSE DIP Percentage (as defined below) of the aggregate amount of the VSE Obligors’ bankruptcy-related costs and expenses), in each case (other than during the period prior to the Definitive Documentation Date) in accordance with a 13-week budget, as such budget shall be updated for subsequent 13-week periods in form and substance acceptable to the VSE DIP Lenders no later than four weeks prior to the end of the period covered by the then-existing budget (as so updated and as otherwise amended from time to time with the consent of the VSE DIP Lenders, the “Approved Budget”) and (b) from and after entry of the Final Order, the discharge of a portion of the indebtedness represented by the 2012 Senior Secured Notes beneficially held by each VSE DIP Lender as of the Petition Date as described under “Roll Up” below. The initial Approved Budget shall be provided no later than the Definitive Documentation Date. In preparing an Approved Budget, corporate overhead of the Borrower shall be allocated among each of the three direct subsidiaries of the Borrower and their respective wholly-owned subsidiaries (each, a “Division”) according to the operating capacity of each of the Divisions, whether or not plants within a division are actually operating (“Capacity”), provided that the percentage so derived shall in no event exceed 34% (the percentage as so derived and capped, the “VSE DIP Percentage”). Any amendments or modifications to the Approved Budget then in effect, and each subsequent Approved Budget, must be consented to in writing by the VSE DIP Administrative Agent with the consent of the Required VSE DIP Lenders (as defined below) prior to the implementation thereof. The VSE DIP Loans shall be funded into a segregated cash collateral account subject to the control of, and a first priority lien in favor of, the VSE DIP Administrative Agent for the benefit of the VSE DIP Lenders and shall be disbursed solely in accordance with the Approved Budget (other than during the period prior to the Definitive Documentation Date, during which period the other provisions applicable to use of proceeds in this paragraph and in the following paragraph shall remain applicable).

None of the proceeds of the VSE DIP Loans shall be used in connection with (a) the investigation (including discovery proceedings), initiation or prosecution of any claims, causes of action, adversary proceedings or other litigation against the VSE DIP Administrative Agent or the VSE DIP Lenders, or (b) the initiation or prosecution of any claims, causes of action, adversary proceedings or other litigation against the holders of any of the Securities (as defined in the 2012 Senior Secured Notes Indenture) issued pursuant to the 2012 Senior Secured Notes Indenture (the “2012 Senior Secured Noteholders”) or the 2012 Senior Secured Notes Trustee.

AVAILABILITY:	Subject to the terms and conditions of this Summary of Indicative Terms and Conditions, (i) $15,000,000 of proceeds of the VSE DIP Loans will be made available upon entry of the Interim Order (as defined below), (ii) an additional $10,000,000 of proceeds of the VSE DIP Loans will be made available on the Definitive Documentation Date, and (iii) no less than an additional $135,650,000 of proceeds of the VSE DIP Loans will be made available upon entry of the Final Order (as defined below), (x) inclusive of amounts applied to discharge the indebtedness allocable to the VSE DIP Lenders with respect to the 2012 Senior Secured Notes beneficially held by each VSE DIP Lender as of the Petition Date as described under “Roll Up” below and (y) exclusive of the amount of accrued and unpaid interest on the 2012 Senior Secured Notes that are subject to the Roll Up provisions below, which amount of interest shall be added to the principal amount of VSE DIP Loans. In addition, at the election of the VSE DIP Lenders, the amount of VSE DIP Loans may be increased prior to the entry of the Final Order so that, after giving effect to such additional VSE DIP Loans, the aggregate amount of VSE DIP Loans outstanding (including VSE DIP Loans used to discharge indebtedness allocable to the VSE DIP Lenders with respect to the 2012 Senior Secured Notes beneficially held by each VSE DIP Lender as of the Petition Date) does not exceed $190,000,000 (plus the amount of accrued and unpaid interest on the 2012 Senior Secured Notes that are subject to the Roll Up provisions below). Any increase of the VSE DIP Loans (other than by AIG Global Investment Corp. on behalf of various of its investment advisory and sub-advisory clients (“AIG Investments”, prior to the entry of the Final Order) shall require the consent of all of the VSE DIP Lenders.

ROLL UP:	Pursuant to the Final Order, the indebtedness represented by the 2012 Senior Secured Notes beneficially held by each VSE DIP Lender on the Petition Date shall be discharged with proceeds of the VSE DIP Loans as provided on Exhibit A; provided, the aggregate amount of indebtedness represented by the 2012 Senior Secured Notes so discharged shall not in the aggregate exceed the aggregate amount of VSE DIP Loans advanced by the VSE DIP Lenders as of the date of, or following entry of, the Final Order (without regard to the portion of such VSE DIP Loans applied to discharge of 2012 Senior Secured Notes) by more than 10% (excluding the amount of any accrued and unpaid interest on the 2012 Senior Secured Notes, which accrued and unpaid interest shall in any event be added to the amount of the VSE DIP Loans of each VSE DIP Lender on the date of the making of the final advance of the VSE DIP Loans). The VSE DIP Lenders shall, in accordance with the procedures of DTC, cause the transfer of the applicable amount of 2012 Senior Secured Notes to the VSE Borrower for surrender to the 2012 Senior Secured Notes Trustee for cancellation and discharge. The VSE Borrower shall pay directly to the transferring VSE DIP Lender all accrued and unpaid interest on the 2012 Senior Secured Notes so transferred in cash in immediately available funds.

All VSE DIP Loans, whether in respect of amounts advanced for working capital purposes or in connection with the discharge of existing 2012 Senior Secured Notes, shall be of equal stature and entitled to identical treatment. Notwithstanding the foregoing, if any obligation of the VSE Obligors owing to a VSE DIP Lender in respect of the VSE DIP Loans as a result of such discharge is avoided, disallowed, set aside, or otherwise invalidated, in whole or in part, in any judicial proceeding or otherwise, the aggregate principal amount of 2012 Senior Secured Notes held by such VSE DIP Lender prior to the discharge, to the extent theretofore avoided, disallowed, set aside, or otherwise invalidated, shall be reinstated in full force and effect and all guarantees and security in respect thereof shall be restored.

PRIORITY:

All VSE DIP Loans and other liabilities and obligations of the VSE Obligors to the VSE DIP Administrative Agent and the VSE DIP Lenders under the VSE DIP Loan Documentation shall be:

(i) pursuant to section 364(c)(1) of the Bankruptcy Code, entitled to superpriority administrative expense claim status in the Cases of the VSE Obligors over any and all administrative expenses (and pari passu with the superpriority claims granted in respect of use of cash collateral by the Prepetition Collateral Agent), whether heretofore or hereafter incurred, of the kind specified in sections 503(b) or 507(b) of the Bankruptcy Code (but subject to the Carve-Out);

(ii) pursuant to section 364(d) of the Bankruptcy Code, secured by a first priority, priming and senior security interest and lien granted to the VSE DIP Administrative Agent, for the benefit of the VSE DIP Lenders (the “VSE Priming DIP Liens”) in and on all now existing and hereafter acquired assets of any kind or nature of the VSE Obligors (the “VSE Collateral”) except for the following assets of the Prepetition Borrower Representative and the Prepetition Borrowers (as to which the VSE DIP Administrative Agent shall be granted, for the benefit of the VSE DIP Lenders, a silent security interest and lien immediately junior to the Prepetition Collateral Agent Liens and the Collateral Agent Adequate Protection Liens (each as defined below)) (a) all accounts receivable and inventory, and all cash proceeds (including cash insurance proceeds thereof), products, accessions, rents and profits of or in respect of any and all of the foregoing, and (b) all deposit accounts and securities accounts into which the cash proceeds of the accounts receivable and inventory are deposited, in each case existing as of the Petition Date (the “Prepetition Credit Agreement Collateral”) and as to which the Prepetition Collateral Agent has a valid, perfected and unavoidable existing lien (the “Prepetition Collateral Agent Liens”); and (x) any of the accounts receivable and inventory, and all cash proceeds (including cash insurance proceeds thereof), products, accessions, rents and profits of or in respect of any and all of the foregoing, and (y) all deposit accounts and securities accounts into which the cash proceeds of the accounts receivable and inventory are deposited, in each case whether owned or in existence as of the Petition Date or thereafter acquired or arising, that are subject to any liens granted after the commencement of the Cases to provide adequate protection in respect of any of the Prepetition Collateral Agent Liens (the “Collateral Agent Adequate Protection Liens”). All existing liens, rights and interests granted to or for the benefit of the 2012 Senior Secured Noteholders under the 2012 Senior Secured Notes Indenture and other related documents (the “Prepetition 2012 Senior Secured Notes Liens”) shall be primed and made subject to and subordinate to the VSE Priming DIP Liens, which shall also prime any liens granted after the commencement of the Cases to provide adequate protection in respect of any of the Prepetition 2012 Senior Secured Notes Indenture Liens (the “2012 Senior Secured Notes Adequate Protection Liens” and, together with the Prepetition 2012 Senior Secured Notes Indenture Liens, the “Primed 2012 Senior Secured Notes Liens”), and the VSE Priming DIP Liens shall not be subject to subordination to any other liens or security interests (whether or not presently existing) other than the Collateral Agent Adequate Protection Liens, to which VSE Priming DIP Liens shall be junior; and

(iii) pursuant to section 364(c) of the Bankruptcy Code, secured by a silent second priority security interest and lien not subject to subordination, in and on all VSE Collateral that is subject to the Prepetition Collateral Agent Liens or the Collateral Agent Adequate Protection Liens and senior to any and all other liens presently existing or hereinafter granted on such VSE Collateral (the “Second Priority VSE DIP Liens”);

subject in each case only to permitted exceptions to be agreed upon in writing by the VSE DIP Lenders in their sole discretion, and (x) in the event of the occurrence and during the continuance of an Event of Default (as defined below), the payment of allowed and unpaid professional fees and disbursements incurred by the VSE Obligors (excluding any incurred and unpaid professional fees and expenses of the VSE DIP Administrative Agent or VSE DIP Lenders payable pursuant to the Interim Order or the Final Order) and any statutory committees appointed in the Cases in an aggregate amount not in excess of the sum of (i) $1,000,000 plus (ii) the VSE DIP Percentage multiplied by all unpaid professional fees and disbursements incurred prior to the occurrence of an Event of Default to the extent allowed by the Bankruptcy Court at any time and (y) the payment of fees pursuant to 28 U.S.C. § 1930 to the extent related to the Cases of the VSE Obligors (clauses (x) and (y), together, the “Carve-Out”).

In light of the Roll Up described above, notwithstanding anything herein to the contrary, the claims, liens and security interests granted to the VSE DIP Lenders shall not extend to causes of action under Chapter 5 of the Bankruptcy Code or the proceeds thereof.

CONDITIONS TO PRIMING:

The 2012 Senior Secured Noteholders under the 2012 Senior Secured Notes Indenture, whose liens are primed as described in clause (ii) of “Priority” above, shall receive, for adequate protection for such priming, current interest at the non-default rate on the 2012 Senior Secured Notes, a silent junior lien on any and all existing or hereafter acquired assets of any kind or nature of the VSE Obligors, junior to the (i) VSE Priming DIP Liens, (ii) Second Priority VSE DIP Liens, and (iii) Prepetition Collateral Agent Liens, and senior to any and all other liens presently existing or hereafter granted on VSE Collateral.

In addition, the VSE Borrower will pay the reasonable costs and expenses of the ad hoc group of noteholders (including, without limitation, Trilogy, Eaton Vance, Wayzata, AIG Investments and such other holders that may join the ad hoc group, collectively, the “Ad Hoc Group”) and their advisors (limited to one New York law firm, one Delaware law firm and one financial advisory firm) in connections with the Cases, and the VSE Borrower shall consent and request that the Ad Hoc Group use the same advisors as the VSE DIP Administrative Agent and the VSE DIP Lenders.

COLLATERAL:	All now existing and hereafter acquired assets of any kind or nature of the VSE Obligors (defined above as the VSE Collateral).

COMPENSATION	As a material inducement to the VSE DIP Lenders to make the VSE DIP Loans, the VSE Borrower agrees to compensate the VSE DIP Lenders, from and after the entry of the Interim Order, as set forth below.

ORIGINATION FEE:	A fee equal to (i) 2.00% multiplied by (ii) the full aggregate principal amount of the VSE DIP Loans made on or following (without duplication) (x) the Closing Date, (y) the Definitive Documentation Date, and (z) the date of entry of the Final Order, shall be due and payable to the VSE DIP Administrative Agent for the account of the VSE DIP Lenders on such funding dates.

EXIT FEE:	Except as provided in the following sentence, the VSE Borrower shall pay, in connection with any optional, mandatory or other prepayment of VSE DIP Loans, in whole or in part, on any date when the VSE DIP Loans are so repaid, an amount equal to 5.00% of the amount so prepaid or the amount of the VSE DIP Loans then payable. If the VSE DIP Loans are repaid in full on a date specified in clause (a) or clause (c) of the Maturity Date referred to below, the amount of the fee otherwise payable pursuant to this paragraph shall equal 2.00% of the amount of the VSE DIP Loans then repaid.

INTEREST RATE:	16.5% per annum, payable monthly in arrears on the last day of each month.

DEFAULT RATE:	At all times while a default exists, principal, interest and other amounts shall bear interest at a rate per annum equal to 2.00% in excess of the interest rate set forth in “Interest Rate” above.

MATURITY DATE:	The earliest to occur of (a) one year from the Closing Date, (b) 32 days after entry by the Bankruptcy Court of the interim order approving the VSE DIP Loans in the Cases (the “Interim Order”), if the final order approving the VSE DIP Loans (the “Final Order”) has not been entered by the Bankruptcy Court in the Cases prior to the expiration of such 32-day period (the “Prepayment Date”), (c) the effective date of a plan of reorganization of the VSE Obligors (a “Plan”) that is confirmed pursuant to an order entered by the Bankruptcy Court in the Cases for the VSE Obligors, and (d) the acceleration of the VSE DIP Loans and the termination of the commitments to make the VSE DIP Loans in accordance with the terms of the VSE DIP Loan Documentation.

AMORTIZATION:	None.

YIELD PROTECTION AND INCREASED COSTS; TAXES:	Standard yield protection and indemnification, including capital adequacy requirements, will be incorporated into the VSE DIP Loan Documentation that will satisfactorily compensate the VSE DIP Lenders in the event that any changes in law, requirement, guideline or request of relevant authorities shall increase costs, reduce payments or earnings, or increase capital requirements.

The VSE DIP Loan Documentation will provide that all payments are to be made free and clear of any taxes (other than franchise taxes and taxes on overall net income), imposts, assessments, withholdings or other deductions whatsoever, and to the extent applicable, the VSE DIP Loan Documentation will provide for any gross-up for withholding.

OPTIONAL PREPAYMENTS:	The VSE Borrower may prepay the VSE DIP Loans in whole or in part at any time. All optional prepayments shall be applied to the VSE DIP Loans in accordance with the application of payment provisions set forth in “Mandatory Prepayments” below.

MANDATORY PREPAYMENTS:	The following amounts shall be applied to prepay the VSE DIP Loans (with additions and modifications to permit and take account of the VSE DIP Loans and others which are usual and customary for debtor-in-possession financings):

1. 100% of the net proceeds of any sale or issuance of equity securities or incurrence of certain indebtedness after the Closing Date by the VSE Borrower or any VSE Guarantor.

2.      100% of the net proceeds of any sale or other disposition by the VSE Borrower or any VSE Guarantor of any material assets (except for the sale of inventory in the ordinary course of business and certain other sales to be agreed on).

3.      100% of the net proceeds of certain extraordinary receipts (including tax refunds, indemnity payments, pension reversions, acquisition purchase price adjustments and insurance proceeds not included as proceeds of asset dispositions) by the VSE Borrower or any VSE Guarantor.

Notwithstanding the foregoing, no reinvestment with any proceeds of any extraordinary receipts, asset sales or other proceeds described above shall be permitted without the written consent of the VSE DIP Lenders.

Prepayments will be applied (a) first, to pay accrued and unpaid interest on, and fees and expenses in respect of, the VSE DIP Loans and the other obligations under the VSE DIP Loan Documentation; and (b) second to repay any principal amounts or other obligations outstanding in respect of the VSE DIP Loans.

CONDITIONS PRECEDENT:	The several obligations of the VSE DIP Lenders to make, or cause one of their respective affiliates to make, the VSE DIP Loans will be conditioned upon satisfaction or waiver of, among other things, (i) the entry by the Bankruptcy Court of the Interim Order, with respect to the first advance of the VSE DIP Loans as set forth on Exhibit A, (ii) the occurrence of the Definitive Documentation Date, with respect to the second advance of the VSE DIP Loans as set forth on Exhibit A, (iii) the entry of the Final Order, with respect to the third advance of the VSE DIP Loans as set forth on Exhibit A, and (iv) the applicable conditions precedent listed on Schedule I hereto.

REPRESENTATIONS AND WARRANTIES:	The VSE DIP Loan Documentation shall contain representations and warranties customary for debtor-in-possession financings and other terms deemed appropriate by the VSE DIP Administrative Agent and the VSE DIP Lenders, including, without limitation:

1.      Accuracy of financial statements and other information (including pro forma financial statements); accuracy and completeness of disclosure; absence of undisclosed liabilities; and accuracy and completeness of disclosure with respect to the “Welcome” plant, which shall be included as an exhibit to the VSE DIP Loan Documentation.

2.      No Material Adverse Change (as defined in Schedule I) subsequent to the Petition Date.

3.      Entity existence, status, power and authority.

4.      Due authorization, execution and delivery of the VSE DIP Loan Documentation; legality, validity, binding effect and enforceability of the VSE DIP Loan Documentation.

5.      Execution, delivery, and performance of the VSE DIP Loan Documentation do not violate law or other contractual obligations enforceable against the VSE Obligors without further action by the Bankruptcy Court.

6.      No material litigation; no government or regulatory approvals required for execution, delivery and performance of the VSE DIP Loan Documentation, other than approvals in effect.

7.      No default under the VSE DIP Loan Documentation.

8.      Ownership of properties and necessary rights to intellectual property.

9.      Liens.

10.    Use of proceeds.

11.    Labor matters.

12.    Compliance with laws and regulations, including ERISA, Patriot Act and other counter-terrorism laws and applicable environmental laws and regulations.

13.    Payment of taxes.

14.    Insurance.

15.    Compliance with Federal Reserve regulations.

16.    Inapplicability of the Investment Company Act.

17.    Ownership of the VSE Borrower and its subsidiaries.

18.    Validity, priority and perfection of security interests in the VSE Collateral.

AFFIRMATIVE COVENANTS:	The VSE DIP Loan Documentation shall contain affirmative covenants customary for debtor-in-possession financings and other terms deemed appropriate by the VSE DIP Administrative Agent and the VSE DIP Lenders, including, without limitation:

1.      Delivery of financial statements, reports, accountants’ letters, projections, budgets, borrowing base certificates, officers’ certificates and other information requested by the VSE DIP Lenders, including without limitation (a) a quarterly compliance certificate (showing covenant calculations) certified by an authorized financial officer, to be delivered in conjunction with the quarterly and annual financial statements, (b) weekly updated 13-week cash flow projections, (c) weekly variance reports (i) showing comparisons of actual results for the immediately prior week against the most recent 13-week cash flow projections including such week, and (ii) showing comparisons of that portion of the most recent 13-week cash flow projections corresponding to the current calendar month against the Approved Budget with respect to such calendar month (which comparisons shall include actual results for such calendar month as of the date of such report), and (d) monthly updates to all other projections provided on or before the Closing Date.

2.      Compliance with the Approved Budget.

3.      Delivery of notices of defaults under the VSE DIP Loan Documentation, litigation and other material events.

4.      Payment of other obligations of the VSE Obligors consistent with their terms.

5.      Continuation of business and maintenance of existence and material rights and privileges of the VSE Obligors.

6.      Compliance with material contractual obligations of the VSE Obligors.

7.      Maintenance of property and insurance of the VSE Obligors.

8.      Maintenance of books and records of the VSE Obligors.

9.      Right of the VSE DIP Lenders to inspect property and books and records of the VSE Obligors.

10.    Compliance with laws (including, without limitation, ERISA and environmental laws and regulations).

11.    Further assurances (including, without limitation, with respect to security interests in after-acquired property).

12.    Use of proceeds.

13.    Payment of taxes.

14.    Maintenance of and adherence to the VSE Borrower’s existing credit and risk control policies.

15.    Cooperation with VSE DIP Lenders and their affiliates in arranging any take-out financing (including, without limitation, provision of information, marketing and preparation of any memorandum and any offering documents).

16.    From and after the Definitive Documentation Date, holding of the VSE Borrower’s deposit accounts with respect to deposit accounts holding unused proceeds of the VSE DIP Loans at the VSE DIP Administrative Agent or at an acceptable financial institution subject to an account control agreement in favor of the VSE DIP Administrative Agent for the benefit of the VSE DIP Lenders.

In addition to the foregoing, no later than the date on which the Final Order is entered, a chief restructuring officer (the “CRO”) shall be retained to support senior management in connection with the management of the VSE Obligors’ affairs and businesses on customary terms and conditions for an assignment of this type. The identity of the CRO, the scope of the CRO’s duties, and the terms and conditions of the CRO’s engagement shall be acceptable in form and substance to the VSE DIP Lenders. Jim Bonsall of AlixPartners shall be deemed acceptable. In addition, the VSE Obligors shall provide the CRO with access to their books and records and any and all information pertaining to the VSE Obligors as the CRO may request from time to time.

NEGATIVE COVENANTS:

The VSE DIP Loan Documentation shall contain negative covenants customary for debtor-in-possession financings and other terms deemed appropriate by the VSE DIP Administrative Agent and the VSE DIP Lenders, including, without limitation:

1.      Limitation on indebtedness, preferred stock and contingent obligations relating thereto.

2.      Limitation on liens and further negative pledges.

3.      Limitation on guarantee obligations.

4.      Unless the VSE DIP Loans and all other amounts owing to the VSE DIP Lenders and the VSE DIP Administration shall have been paid in full in cash, limitation on mergers, consolidations, liquidations, dissolutions, acquisitions and non-ordinary course asset sales.

5.      Limitation on leases.

6.      Limitation on dividends, other payment restrictions affecting subsidiaries and other payments in respect of capital stock.

7.      Limitation on capital expenditures.

8.      Limitation on investments, acquisitions, loans and advances.

9.      Optional payments and modifications of subordinated and other debt instruments.

10.    Limitation on transactions with affiliates; limitation on sale and leasebacks.

11.    Limitation on change of fiscal year.

12.    Limitation on changes in business conducted.

13.    Prohibition on payment of prepetition claims (other than as approved by the Bankruptcy Court and reasonably acceptable to the VSE DIP Lenders) and payment of non-budgeted postpetition items.

14.    Prohibition on consenting to the granting of adequate protection payments or liens, superpriority administrative expense claims or liens having a priority senior or pari passu with the liens granted to the VSE DIP Lenders, the Prepetition Collateral Agent or the 2012 Senior Secured Notes Trustee, except as otherwise expressly permitted by the VSE DIP Loan Documentation.

FINANCIAL COVENANTS:	The VSE DIP Loan Documentation shall include financial covenants and longer term budgeting requirements, in each case acceptable to the VSE DIP Lenders.

EVENTS OF DEFAULT:

Customary for debtor-in-possession facilities and subject to customary grace periods, cure periods and materiality thresholds satisfactory to the VSE DIP Lenders, including, without limitation:

1.      Nonpayment of principal when due.

2.      Nonpayment of interest, fees or other amounts.

3.      Material inaccuracy of representations and warranties.

4.      Violation of covenants.

5.      Cross default.

6.      Certain ERISA events

7.      Material judgments.

8.      Actual or asserted invalidity of any guarantee or security document, subordination provisions or security interest.

9.      Change of control.

10.    A VSE Obligor files a Plan that does not provide for payment in full in cash of the VSE DIP Loans and all other amounts owing to the VSE DIP Lenders and the VSE DIP Administrative Agent on the effective date of such Plan.

11.    A trustee, or an examiner with enlarged powers relating to the operation of the business of any VSE Obligor (powers beyond those set forth in sections 1106(a)(3) and (a)(4) of the Bankruptcy Code), shall be appointed in any of the Cases.

12.    Any other superpriority claim which is pari passu with or senior to the claims of the VSE DIP Administrative Agent and the VSE DIP Lenders shall be granted with respect to any of the VSE Collateral (other than the Carve-Out or the Collateral Agent Adequate Protection Liens).

13.    Other than payments authorized by the Bankruptcy Court in respect of (i) accrued payroll and related expenses as of the commencement of the Cases and (ii) certain creditors, in each case to the extent authorized by one or more “first day” or other orders satisfactory to the VSE DIP Lenders, the VSE Obligors shall make any payment (whether by way of adequate protection or otherwise) of principal or interest or otherwise on account of any prepetition indebtedness or payables.

14.    The Bankruptcy Court shall enter an order granting relief from the automatic stay to the holder or holders of any security interest to permit foreclosure (or the granting of a deed in lieu of foreclosure or the like) on any assets of any VSE Obligor which have an aggregate value in excess of $1,000,000.

15. Any material provision of the VSE DIP Loan Documentation shall cease to be valid or binding on any VSE Obligor, or any VSE Obligor shall so assert in any pleading filed in any court

16.    Any order shall be entered reversing, amending, supplementing, staying for a period in excess of 5 days, vacating or otherwise modifying in any material respect the Interim Order or the Final Order without the prior written consent of the VSE DIP Lenders.

17.    A “Change of Executive Management” (the definition of which shall be agreed upon) or a change of CRO shall occur, unless such default is cured to the satisfaction of the VSE DIP Lenders within 5 business days.

18. Failure of the Definitive Documentation Date to occur on or before November 17, 2008.

19. The exclusive period for the VSE Obligors to file a plan of reorganization under section 1121(b) of the Bankruptcy Code expires or is terminated.

Upon the occurrence and during the continuance of any Event of Default, the VSE DIP Administrative Agent, at the direction of the VSE DIP Lenders, may take all or any of the following actions without further order of or application to the Bankruptcy Court, provided that, with respect to clause (iii) below and the enforcement of liens or other remedies with respect to the Collateral referred to in clause (iv) below, the VSE DIP Administrative Agent shall provide the VSE Borrower (with a copy to counsel to each statutory committee appointed in the Cases and to the applicable United States Trustee) with 5 business days’

prior written notice, and provided further that, upon receipt of any such notice, the VSE Borrower may only make disbursements in the ordinary course of business consistent with the Approved Budget and with respect to the Carve-Out, but may not disburse any other amounts; provided further that, in any hearing after the giving of the aforementioned notice, the only issue that may be raised by any party in opposition thereto shall be whether, in fact, an Event of Default has occurred and is continuing:

(i) declare the principal of and accrued interest on the outstanding VSE DIP Loans to be immediately due and payable;

(ii) terminate any further commitment to lend to the VSE Borrower;

(iii) set-off any amounts held as cash collateral (including, without limitation, in any cash collateral account for the benefit of the VSE DIP Administrative Agent and the VSE DIP Lenders) or in any accounts maintained by any of the VSE DIP Lenders or their affiliates, subject to any prior liens of the Prepetition Collateral Agent; or

(iv) take any other action or exercise any other right or remedy (including, without limitation, with respect to the liens in favor of the VSE DIP Administrative Agent and the VSE DIP Lenders) permitted under the VSE DIP Loan Documentation or by applicable law.

REQUIRED VSE DIP
LENDERS:	VSE DIP Lenders holding VSE DIP Loans (or commitments to make VSE DIP Loans) greater than 50% of the aggregate amount of VSE DIP Loans (or commitments to make VSE DIP Loans) (the “Required VSE DIP Lenders”).

OTHER BANKRUPTCY
MATTERS:	Among other things, the Final Order shall provide that, upon entry of the Final Order, (a) the VSE DIP Administrative Agent, the VSE DIP Lenders, the 2012 Senior Secured Noteholders, the 2012 Senior Secured Notes Trustee, and all of their respective counsel, advisors and consultants, shall each be entitled to the benefit of a “good faith” finding pursuant to section 364(e) of the Bankruptcy Code, and (b) the VSE DIP Administrative Agent and the VSE DIP Lenders reserve the right to credit bid (pursuant to section 363(k) of the Bankruptcy Code and/or applicable law) the VSE DIP Loans, in whole or in part, in connection with any sale or disposition of assets in the Cases.
COST AND EXPENSES;
INDEMNIFICATION:	All out-of-pocket costs and expenses of the VSE DIP Administrative Agent (including, without limitation, fees and disbursements of counsel and of third-party appraisers and consultants advising the VSE DIP Administrative Agent, expenses in connection with the appraisal and monitoring of the VSE Collateral, syndication, enforcement of rights and other miscellaneous disbursements) and the VSE DIP Lenders shall be payable by the VSE Obligors promptly upon written demand (together with summary backup documentation supporting such reimbursement request) and without the requirement for Bankruptcy Court approval whether or not the transactions contemplated hereby are consummated.

The VSE Borrower shall indemnify, pay and hold harmless the VSE DIP Administrative Agent and the VSE DIP Lenders (and their respective directors, officers, employees and agents) against any loss, liability, cost or expense incurred in respect of the financing contemplated hereby or the use or the proposed use of proceeds thereof (except to the extent resulting from the gross negligence or willful misconduct of the indemnified party).

ASSIGNMENT AND
PARTICIPATION:	The VSE DIP Lenders shall be permitted to assign and sell participations in the VSE DIP Loans and their commitments. In the case of partial assignments (other than assignments to another VSE DIP Lender or an affiliate or approved fund of an existing VSE DIP Lender), the minimum assignment amount shall be $500,000 in the case of the VSE DIP Loans. Participants shall have the same benefits as the VSE DIP Lenders with respect to yield protection and increased cost provisions. Voting rights of participants shall be limited to those matters with respect to which the affirmative vote of the VSE DIP Lender from which it purchased its participation would be required as provided for in the voting provisions of the VSE DIP Loan Documentation. Pledges of VSE DIP Loans in accordance with applicable law shall be permitted without restriction.

AGENCY:	Usual and customary for debtor-in-possession financings and nonetheless in form and substance satisfactory to the VSE DIP Administrative Agent.

AMENDMENTS AND
WAIVERS:	Subject to the consent of the Required VSE DIP Lenders, with certain customary amendments subject to the consent of all VSE DIP Lenders.
GOVERNING LAW AND
JURISDICTION:	The VSE DIP Loan Documentation will provide that the VSE Obligors shall submit to the exclusive jurisdiction of the Bankruptcy Court and shall waive any right to trial by jury. The laws of the State of New York (except as governed by the Bankruptcy Code) shall govern the VSE DIP Loan Documentation.

COUNSEL TO VSE DIP ADMINISTRATIVE AGENT
AND VSE DIP LENDERS:	Cadwalader, Wickersham & Taft LLP.

MISCELLANEOUS:	The foregoing is intended to summarize certain basic terms of the VSE DIP Loans. It is not intended to be a definitive list of all of the requirements of the VSE DIP Administrative Agent and the VSE DIP Lenders in connection with the VSE DIP Loans. The VSE DIP Loan Documentation shall include such other terms and provisions as are customary for debtor-in-possession facilities of this type, including, but not limited to, provisions in respect of confidentiality and sharing of information and Patriot Act notifications.

Schedule I

SUMMARY OF CONDITIONS PRECEDENT TO THE VSE DIP LOANS

1.	Corporate Structure; Organizational Documents. The corporate structure, capital structure, other debt instruments, material contracts, cash management systems, governing documents of the VSE Borrower, its parents and direct and indirect subsidiaries and any other VSE Obligors, tax effects resulting from the commencement of the Cases and the VSE DIP Loans and the transactions contemplated hereby, shall be satisfactory to the VSE DIP Lenders.

2.	Interim Order And Final Order. In the case of the Interim Order and the Final Order, and all motions relating thereto, shall be in form and substance satisfactory to the VSE DIP Lenders and its counsel, shall be entered by the Bankruptcy Court no later than 3 business and 35 calendar days, respectively, after the Petition Date, and shall include, without limitation, provisions (a) modifying the automatic stay to permit the creation and perfection of the VSE DIP Administrative Agent’s liens on the VSE Collateral, (b) providing for the automatic vacation of such stay to permit the enforcement of the VSE DIP Administrative Agent’s and VSE DIP Lenders’ remedies under the VSE DIP Loans, including, without limitation, the enforcement, upon 5 days’ prior written notice, of such remedies against the VSE Collateral, requiring the VSE Borrower’s best efforts (subject to applicable law) to sell the VSE Collateral if requested by the VSE DIP Administrative Agent and directing that the VSE DIP Administrative Agent and its representatives be granted access to all locations during the continuance of an Event of Default in support of the enforcement and exercise of such remedies, (c) upon entry of the Final Order, prohibiting the assertion of claims arising under section 506(c) of the Bankruptcy Code against the VSE DIP Administrative Agent or any VSE DIP Lender or, except as expressly permitted therein, the commencement of other actions adverse to the VSE DIP Administrative Agent or any VSE DIP Lender or their respective rights and remedies under the VSE DIP Loans, the Interim Order, the Final Order, or any other order, (d) prohibiting the incurrence of debt by any of the VSE Obligors, other than permitted indebtedness to be agreed, with priority equal to or greater than the VSE DIP Loans, (e) prohibiting any granting or imposition of liens other than liens acceptable to the VSE DIP Lenders, and (f) authorizing and approving the VSE DIP Loans and the transactions contemplated thereby, including, without limitation, the granting of the super-priority status, security interests and liens, and the payment of all fees, referred to herein.

3.	First Day Motions. All “first day” motions and related orders (including, without limitation, in respect of cash management) entered by the Bankruptcy Court in the Cases shall be in form and substance satisfactory to the VSE DIP Lenders and their counsel.

4.	Approved Budget. No later than the Definitive Documentation Date, the VSE Borrower shall have delivered to the VSE DIP Lenders an Approved Budget in form and substance acceptable to the VSE DIP Lenders, and thereupon advances of the VSE DIP Loans shall be released from the collateral account to the VSE Obligors solely in accordance with the Approved Budget.

5.	Financial Covenant Types. No later than the Definitive Documentation Date, the VSE Obligors and the VSE DIP Lenders shall have agreed to the types (but not the levels) of financial covenants to be included in the VSE DIP Loan Documentation.

6.

Projections; Financial Covenant Levels. No later than the date on which the Final Order is entered, the VSE DIP Lenders shall have received final financial projections of the VSE Borrower, its parents and direct and indirect subsidiaries through December 31, 2009, consisting of monthly balance sheets, income statements and statements of cash flows. In addition, the VSE

Obligors and the VSE DIP Lenders shall have agreed to the covenant levels to be incorporated in the VSE DIP Loan Documentation (based on the final financial projections) and such covenant levels shall have been so incorporated.

7.	Performance of Obligations. All costs, fees, expenses (including, without limitation, legal fees and expenses) and other compensation payable to the VSE DIP Administrative Agent and the VSE DIP Lenders shall have been paid to the extent due and payable in accordance with the terms of the Interim Order and the VSE DIP Loans.

8.	Litigation, etc. Except as set forth on the Exhibit B hereto, there shall not exist any action, suit, investigation, litigation or proceeding pending (other than the Cases) or threatened in any court or before any arbitrator or governmental authority that, in the opinion of the VSE DIP Administrative Agent or any VSE DIP Lender, affects any of the transactions contemplated hereby, or that has or could be reasonably likely to have a material adverse change or material adverse condition in or affecting the businesses, assets, operations or condition (financial or otherwise) of the VSE Borrower, its parents and direct and indirect subsidiaries, taken as a whole, or any of the transactions contemplated hereby.

9.	Customary Closing Documents. Except with respect to the VSE DIP Loans made on the Closing Date, all documents required to be delivered under the VSE DIP Loan Documentation, including customary legal opinions, corporate records, documents from public officials and officers’ certificates and other information (including other information and documentation required by customer identification programs pursuant to the Patriot Act), shall have been delivered and reviewed to the satisfaction of the VSE DIP Lenders.

10.	Satisfactory Documentation. Except with respect to the VSE DIP Loans made on the Closing Date, the VSE DIP Loan Documentation shall be prepared by counsel to the VSE DIP Lenders and shall be in form and substance satisfactory to the VSE DIP Administrative Agent and the VSE DIP Lenders.

11.	Lien Search, etc. Except with respect to the VSE DIP Loans made on the Closing Date, the VSE DIP Administrative Agent shall have received the results of a recent lien, tax and judgment search in each relevant jurisdiction with respect to the VSE Obligors, and such search shall reveal no liens on any of the assets of the VSE Obligors other than liens permitted hereby and other liens acceptable to the VSE DIP Lenders.

12.	Cash Management. Except with respect to the VSE DIP Loans made on the Closing Date, Cash management arrangements satisfactory to the VSE DIP Lenders in form and substance shall be in place. The VSE DIP Lenders or their advisors shall have completed a review of the VSE Obligors’ cash management systems and determined that all cash and cash equivalents of the VSE Obligors are subject to a valid and perfected first priority security interest in favor of the VSE DIP Administrative Agent, for the benefit of the VSE DIP Lenders, pursuant to control agreements.

13.	Insurance/Assets. The Interim Order shall provide that the VSE DIP Administrative Agent shall be named as loss payee (in respect of property/casualty insurance policies maintained by the VSE Obligors) and additional insured (in respect of liability insurance policies maintained by the VSE Obligors), and that the VSE DIP Administrative Agent shall be provided with 30 days’ advance notice of all non-renewal/cancellation/amendment riders in respect of such policies.

14.	Material Adverse Change. There will have been, since the Petition Date, no material adverse

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change, individually or in the aggregate, (other than with respect to a plan of reorganization and the VSE DIP Loans) in the validity or enforceability of any of the VSE DIP Loan Documentation or the rights and remedies of the VSE DIP Administrative Agent and the VSE DIP Lenders under any of the VSE DIP Loan Documentation (a “Material Adverse Change”).

15.	Waivers/Consents. As may be required, the VSE DIP Administrative Agent shall have received all necessary third party and governmental waivers and consents, and the VSE Borrower shall, and shall have caused the other VSE Obligors to, have complied with all applicable laws, decrees and material agreements.

16.	No Default. No default that, with the passage of time or the giving of notice, or both, could result in an Event of Default, or Event of Default under the VSE DIP Loan Documentation shall exist at the time of, or after giving effect to the making of, the VSE DIP Loans with respect to the VSE DIP Loans on the Closing Date.

17.	Representations and Warranties. All representations and warranties in the VSE DIP Loan Documentation shall be true and correct in all respects as of the Closing Date.

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Exhibit A

PARTIES

VSE DIP LENDERS AND MINIMUM COMMITMENTS

Name of VSE DIP Lender and Percentage of New Commitment	Commitment as of Closing Date	Additional Commitment as of Definitive Documentation Date	Minimum Additional Commitment as of Date of Final Order	Total Commitments (excluding the amount of interest on 2012 Senior Secured Notes that is added to the VSE DIP Loans but not funded by VSE DIP Lenders)
Wayzata Opportunities Fund II, L.P. Wayzata Opportunities Fund Offshore II, L.P. 16.2% of new commitments	$2,400,000	$1,652,288	$21,997,712, of which $8,347,712 is new commitment and $13,650,000 of which is applied to roll-up of 2012 Senior Secured Notes	$26,050,000, of which $12,400,000 is new commitment and $13,650,000 of which is applied to roll-up of 2012 Senior Secured Notes

Trilogy Portfolio Company, LLC Trilogy Special Situations Master Fund, Ltd. Mariner LDC 51.1% of new commitments	$7,650,000	$5,127,778	$69,322,222, of which $26,322,222 is new commitment and $43,000,000 of which is applied to roll-up of 2012 Senior Secured Notes	$82,100,000, of which $39,100,000 is new commitment and $43,000,000 of which is applied to roll-up of 2012 Senior Secured Notes

Name of VSE DIP Lender and Percentage of New Commitment	Commitment as of Closing Date	Additional Commitment as of Definitive Documentation Date	Minimum Additional Commitment as of Date of Final Order	Total Commitments (excluding the amount of interest on 2012 Senior Secured Notes that is added to the VSE DIP Loans but not funded by VSE DIP Lenders)
AIG Global Investments Corp., on behalf of various of its investment advisory and sub-advisory clients listed on Annex I hereto (“AIG Investments”) AIG SunAmerica Asset Management Corp., as Investment Advisor of the parties listed on Annex I hereto (“AIG SunAmerica”) 32.7% of new commitments	$4,950,000	$3,219,935	$44,330,065, of which $16,830,065 is new commitment and $27,500,000 of which is applied to roll-up of 2012 Senior Secured Notes	$52,500,000, of which 25,000,000 is new commitment and $27,500,000 of which is applied to roll-up of 2012 Senior Secured Notes

Total Commitments	$15,000,000	$10,000,000	$135,650,00	$160,650,000, of which $76,500,000 is new commitment and $84,150,000 is applied to roll-up of 2012 Senior Secured Notes

Annex I to Exhibit A

AIG Investments is acting on behalf of the following VSE DIP Lenders:

•	AIG Annuity Insurance Company

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•	American General Life Insurance Company

•	The United States Life Insurance Company in the City of New York

•	American International Lile Assurance Company of New York

•	The Variable Annuity Life Insurance Company

•	SunAmerica Income Funds—SunAmerica High Yield Bond Fund

•	AIG Retirement Company II—Strategic Bond Fund

•	AIG Retirement Company II—High Yield Bond Fund

•	SunAmerica Income Funds—SunAmerica Strategic Bond Fund

•	The Master Trust Bank of Japan, Ltd. as Trustee for AIG US High Yield Bond Mother Fund

AIG SunAmerica is acting on behalf of the following VSE DIP Lenders:

•	SunAmerica Series Trust – High Yield Bond Portfolio

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VSE GUARANTORS

VeraSun Granite City, LLC, a Delaware limited liability company

VeraSun Reynolds, LLC, a Delaware limited liability company

VeraSun BioDiesel, LLC, a Delaware limited liability company

VeraSun Litchfield, LLC, a Delaware limited liability company

VeraSun Tilton, LLC, a Delaware limited liability company

VeraSun Aurora Corporation, a South Dakota corporation

VeraSun Charles City, LLC, a Delaware limited liability company

VeraSun Marketing, LLC, a Delaware limited liability company

VeraSun Welcome, LLC, a Delaware limited liability company

VeraSun Fort Dodge, LLC, a Delaware limited liability company

VeraSun Hartley, LLC, a Delaware limited liability company

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Exhibit B

MATERIAL LITIGATION

None.